Exhibit 10.48

GRAHAM PACKAGING COMPANY INC.

ANNUAL INCENTIVE PLAN

The Annual Incentive Plan (the “Program”) provides incentive compensation opportunity commensurate with the performance of Graham Packaging Company Inc. (the “Company” or “Graham Packaging”) and its Affiliates and with each eligible employee’s contribution to that success, linking the individual interests of employees to those of Company stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company stockholders. The objectives of the Program are to: (i) reinforce among all eligible employees the importance of their individual and collective contributions to Graham Packaging’s continued success; (ii) encourage initiative, creativity, and sound judgment among eligible employees in all business decisions and in the day-to-day execution of their jobs; (iii) provide total compensation that is higher than competitive median levels when aggressive performance goals are exceeded; and (iv) encourage teamwork and improve Graham Packaging’s overall return on investment. For purpose of this Program, the term “Affiliate” means with respect to the Company, any entity directly or indirectly controlling, controlled by, or under common control with, the Company or any other entity designated by the Board of Director of the Company (the “Board”) in which the Company or an Affiliate has an interest.

I. Administration

The Program shall be administered by an Incentive Plan Committee (the “Committee”) comprised of the Company’s Chief Executive Officer; Company’s Chief Financial Officer; and the Company’s Chief Human Resources Officer. The Committee may establish any component plan consistent with the terms of this Program and delegate its authority under this Program to an appropriate officer of the Company or any Affiliate. The Committee shall set financial and operational performance goals, determines the minimum, target, and maximum levels of acceptable performance for each of these goals, and determines employee eligibility requirements and relative target bonus opportunities.

The Company and the Committee each have the right to amend, modify or terminate this Program or any component plan at any time and for any reason. The Committee has the right to determine questions of eligibility and bonus calculations, to authorize payments under the Program, and to construe and interpret the provisions of the Program and any component plan. Benefits shall be payable under the Program or a component plan only if the Committee determines in its sole discretion that the claimant is entitled to them. Decisions made by the Committee shall be final, binding and conclusive on all parties. All costs and expenses incurred in the administration of this program are borne by Graham Packaging.

Except as otherwise provided herein, the Committee may make appropriate upward or downward adjustments of bonus awards if, after taking into consideration all of the facts and circumstances of the performance period, it determines that adjustments are warranted. For example, in the event that during the incentive year, a business unit or a significant portion of the Company is affected by the sale of a significant portion of its business or the acquisition of a new business, and such sale or purchase has been completed or is in the final stages of completion, or in the event of other significant financial events, the Committee has the option in its sole discretion to pay bonuses to affected eligible employees to the extent deemed necessary and appropriate to recognize employee performance.

Without limiting the generality of the foregoing, to the extent applicable, notwithstanding anything herein to the contrary, this Program, any component plan and the awards pursuant hereunder shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued. Notwithstanding any provision of the Program or a component plan to the contrary, in the event that the Committee determines that any amounts payable under the Program or a component plan will be taxable to an eligible employee under Section 409A of the Code and related Department of Treasury guidance prior to payment to such eligible employee of such amount, the Company may (a) adopt such amendments to the Program or applicable component plan and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Program or component plan, and/or (b) take such other actions as the Committee determines necessary or appropriate to avoid the imposition of an additional tax under Section 409A of the Code.

II. Eligibility

Except as otherwise determined by the Committee, each employee of the Company or any Affiliate in the following categories shall be eligible to participate in the Program: (i) employees with the title of Vice President or Director (salaried exempt corporate employees at pay grades 19 through 21); (ii) plant managers; (iii) exempt corporate employees at pay grades 12 through 18; and (iv) certain employees in South America and certain employees in Europe who have a performance appraisal rating of “meets job requirements” or higher, as further described below.

A newly eligible employee who is a new hire or whose eligibility is due to promotion during the performance period (“newly eligible employee”) shall have his or her award, if any, prorated based on the number of full months remaining in the performance period after his or her hire date or promotion. However, newly eligible employees hired or promoted after September 30th of any calendar year who have not previously participated in a Company incentive plan during such calendar year shall not be given bonus consideration for the year of hire or promotion, as applicable.

In the event that a currently eligible employee is transferred or promoted, the employee’s bonus shall be calculated by reference to the applicable performance factors during the period that the employee holds each assignment.

In the event that an eligible employee dies or retires during a performance period, such individual or individual’s estate shall be eligible to receive a prorated bonus based on the number of full months during the period of his employment during the year.

III. The Awards

Unless otherwise determined by the Committee, each eligible employee shall be assigned a target award opportunity based on pay, job responsibilities and the employee’s ability to impact the organization. The target award opportunity shall be expressed as a percentage of the eligible employee’s base compensation. Bonus payments at above (or below) target levels may be paid in the event performance exceeds (or falls short of) goals. Performance criteria focus on the achievement of established and documented strategic goals. Performance targets may include measures of corporate financial and operating performance, defined group objectives or individual performance objectives. Each particular performance target will be assigned weighting reflected as a percentage of compensation objectives.

Any bonus payable under the Program will be calculated based on each employee’s base compensation measured as of December 31 of the applicable year; provided, that the base compensation of any eligible employee who dies or retires during the performance period shall be measured as of the date of termination.

The Committee may also make discretionary awards in its sole discretion. In addition, the CEO in his sole discretion may make discretionary awards. based on extraordinary individual efforts of employees.

Awards earned under the Program are calculated on a calendar year basis and paid as a single cash lump sum by the March 15th immediately following the end of the performance period. Bonus payments under this Plan are intended to satisfy the short-term deferral exemption under Treas. Reg. Sec. 1.409A-1(b)(4).

IV. Covered Employees

Notwithstanding any provisions to the contrary herein, with respect to any eligible employee who may be a “covered employee” for purposes of Section 162(m) of the Code any award payable under this Program or a component plan shall be intended to qualify as “performance-based compensation” as described in Section 162(m)(4)(C) of the Code for awards granted after the expiration of the Company’s reliance period under Section 162(m). For purposes of awards that are intended to satisfy Section 162(m) of the Code, the Program and applicable component plan shall be administered by the Compensation Committee of the Board (the “Compensation Committee”). Notwithstanding any other provisions of this Program, unless determined by the Compensation Committee that an award is not intended to satisfy Section 162(m) of the Code, all awards to covered employees subject to Section 162(m) of the Code shall be made in accordance with this Section IV.

Any such bonuses paid to a covered employee which are intended to be qualified performance-based compensation shall be based upon objectively determinable bonus formulas established in accordance with the provisions of this Section IV. To the extent necessary to comply with the requirements of Section 162(m)(4)(C) of the Code, with respect to any award intended to qualify as qualified performance-based compensation, no later than 90 days following the commencement of any performance period (or such earlier time as may be required under Section 162(m) of the Code), the Compensation Committee shall, in writing, (a) designate which eligible employees are or may be covered employees, (b) select the performance criteria applicable to the performance period, (c) establish the performance goals, and amounts of such awards, as applicable, which may be earned for such performance period based on the performance criteria, and (d) specify the relationship between performance criteria and the performance goals and the amounts of such bonus awards, as applicable, to be earned by each covered employee for such performance period. Following the completion of each performance period, the Compensation Committee shall certify in writing whether and the extent to which the applicable performance goals have been achieved for such performance period. In determining the amount earned under such bonus awards, the Compensation Committee shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Compensation Committee may deem relevant to, including the assessment of individual or corporate performance for the performance period.

A covered employee shall be eligible to receive payment pursuant to this Section IV for a performance period only if and to the extent the performance goals for such period are achieved. If a covered employee terminates employment due to death, the covered employee’s estate shall be eligible to receive a prorated bonus based on the number of full months during the period of his or her employment during the year. Any covered employee who terminates employment, for reasons other than death, prior to the end of the performance period shall be eligible for a prorated payment based upon the achievement of the performance criteria and the number of full months during the period of his or her employment during the year.

In addition, notwithstanding any other provision of the Program, any bonus award which is granted to an eligible employee and is intended to qualify as qualified performance-based compensation shall be subject to any additional limitations set forth in Section 162(m) of the Code or any regulations or rulings issued thereunder that are requirements for qualification as qualified performance-based compensation, and the Program shall be deemed amended to the extent necessary to conform to such requirements.

For purposes of qualified performance-based bonus awards for covered employees, “performance criteria” shall mean the criteria (and adjustments) that the Compensation Committee selects for a bonus award for purposes of establishing the performance goal or performance goals for a performance period. The performance criteria that shall be used to establish performance goals under this Section IV are limited to the following: (i) net earnings (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation and (D) amortization), (ii) gross or net sales or revenue, (iii) net income (either before or after taxes), (iv) operating earnings or profit, (v) cash flow (including, but not limited to, operating cash flow and free cash flow), (vi) return on assets, (vii) return on capital, (viii) return on stockholders’ equity, (ix) return on sales, (x) gross or net profit or operating margin, (xi) costs, (xii) funds from operations, (xiii) expenses, (xiv) working capital, (xv) earnings per share, (xvi) price per share of Company common stock, (xvii) regulatory body approval for commercialization of a product, (xviii) implementation or completion of critical projects, (xix) market share, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices, (xx) capital expenditures, (xxi) specific productivity and (xxii) attainment of certain levels of accounts receivable and inventory.

The Compensation Committee may, in its sole discretion, provide that one or more objectively determinable adjustments shall be made to one or more of the performance goals. Such adjustments may include one or more of the following: (i) items related to a change in accounting principle; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the performance period; (vii) items related to the disposal of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under applicable accounting standards; (ix) items attributable to any stock dividend, stock split, combination or exchange of Company stock occurring during the performance period; or (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; or (xiv) items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions. For all bonus awards intended to qualify as qualified performance-based compensation, such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

“Performance goals” for purposes of this Section IV shall mean, for a performance period, one or more goals established in writing by the Compensation Committee for the performance period based upon one or more performance criteria. Depending on the performance criteria used to establish such performance goals, the performance goals may be expressed in terms of overall Company performance or the performance of a division, business unit, or an individual. The achievement of each performance goal shall be determined in accordance with applicable accounting standards.

V. No Right to Employment or Awards

Participation in the Program or a component plan shall impose no obligation on the Company or any of its affiliate to continue the employment of an eligible employee and shall not lessen or affect the Company’s or any of its Affiliate’s right to terminate the employment of any eligible employee. No eligible employee or other person shall have any claim to be granted any award under the Program or a component plan, and there is no obligation for uniformity of treatment of eligible employees. The terms and conditions of awards under the Program or a component plan and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each eligible employee (whether or not such eligible employees are similarly situated).

VI. Successors and Assigns

The Program shall be binding on all successors and assigns of the Company.

VII. Non-transferability of Awards

Unless otherwise determined by the Committee, no awards under the Program or a component plan shall be transferable or assignable by an eligible employee.

VIII. International Participants

With respect to eligible employees who reside or work outside the United States of America and who are not (and who are not expected to be) “covered employees” within the meaning of Section 162(m) of the Code, the Committee may, in its sole discretion, amend the terms of the Program or a component plan with respect to such eligible employee in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant, the Company or an Affiliate.

IX. Choice of Law

The Program shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of laws.

X. Effectiveness of the Program

The Program shall be effective as of January 1, 2009.